Exhibit 10.2
SENIOR CREDIT AGREEMENT
between
MINRAD INTERNATIONAL, INC.,
and
MINRAD INC.,
as Borrower
and
PIRAMAL HEALTHCARE, INC.
as Lender

i

ii

SENIOR CREDIT AGREEMENT
     THIS SENIOR CREDIT AGREEMENT (“Agreement”) is dated this 22nd day of December 2008, by and between MINRAD INTERNATIONAL, INC., a Delaware corporation (“Minrad” and MINRAD INC., a Delaware corporation and a wholly-owned subsidiary of Minrad (“Minrad Sub” and collectively with Minrad, the “Borrower”) and PIRAMAL HEALTHCARE, INC., a Delaware corporation, as lender (“Lender”).
RECITALS
          WHEREAS, Piramal Healthcare, Ltd., an Indian public limited company (“Piramal”), Lender, Minrad and Mayflower Acquisition Corp., a Delaware Corporation, (“Purchaser”) have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Minrad shall be merged with and into Purchaser (the “Merger”); and
     WHEREAS, Piramal has agreed to cause Lender to make available to Borrower interim funding through the date of commencement to fund operations;
     WHEREAS, pursuant thereto, Lender agrees to make available to Borrower a Term Loan with a principal amount of $12,000,000.00; and
     WHEREAS, the parties desire to set forth the terms and conditions of their relationship in writing.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS, ACCOUNTING TERMS AND
PRINCIPLES OF CONSTRUCTION
     1.01 Terms Defined. As used in this Agreement, those terms set forth in Annex A shall have the respective meanings set forth therein.
     1.02 Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. The words “include”, “includes” and “including” when used in any Loan Document, shall be deemed to be followed by the phrase “without limitation”. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender and/or, where applicable, Borrower, is a party, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.
     1.03 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except as otherwise expressly provided in this Agreement.
     1.04 Fiscal Quarters. For the purposes hereof, “fiscal quarter” shall mean each quarterly accounting period during any fiscal year; provided, that, all references to the fiscal quarter ending March 31, June 30, September 30 or December 31 shall mean the first, second, third or fourth fiscal quarter of the applicable fiscal year, respectively, irrespective of the actual date on which such fiscal quarter may end.
ARTICLE 2
THE TERM LOAN
     2.01 Term Loan — Description
          (a) Subject to the terms and conditions of and relying on the representations, warranties and covenants contained in this Agreement, Lender hereby agrees to loan Borrower an amount of Twelve Million and No/100 Dollars ($12,000,000.00) (“Term Loan”) to be funded on the third Business Day after the Closing. The Obligations of Borrower under this Agreement shall at all times be absolute and unconditional.
          (b) Reserved.
          (c) At Closing, Borrower shall execute and deliver a promissory note to Lender in the principal amount of Twelve Million and No/100 Dollars ($12,000,000.00) (as may be amended, modified or replaced from time to time, the “Promissory Note”). The Promissory Note shall evidence Borrower’s absolute and unconditional obligation to repay Lender for the Term Loan made by Lender under this Agreement, with interest as herein and therein provided. The Term Loan under this Agreement shall be deemed evidenced by the Promissory Note, which is deemed incorporated herein by reference and made a part hereof.
          (d) The initial term of this Agreement (“Initial Term”) shall expire the 120th day after the date hereof. All Obligations hereunder shall be repaid on or before the earlier of the last day of the Initial Term or upon termination of this Agreement (“Maturity Date”).
     2.02 Interest and Fees.
          (a) The Term Loan shall bear interest on the outstanding principal amount thereof from the date made (as shown on the grid attached to the Promissory Note) until such Term Loan is paid in full, at a rate per annum equal to the LIBOR Rate plus six percent (6.00%) (“Interest Rate”). The Interest Rate on all amounts outstanding under the Term Loan shall be adjusted daily based on the LIBOR Rate and shall be payable on the Maturity Date.
          (b) If any Event of Default shall occur and be continuing, the rate of interest applicable to the Term Loan then outstanding shall be the Default Rate. The Default Rate shall apply from the date of the Event of Default until the date such Event of Default is waived, and interest accruing at the Default Rate shall be payable upon demand.
     2.03 Additional Interest Provisions.
          (a) Calculation of Interest. Interest on the Term Loan shall be based on a year of three hundred sixty (360) days and charged for the actual number of days elapsed.
          (b) Continuation of Interest Charges. All contractual rates of interest chargeable on outstanding Term Loan shall continue to accrue and be paid even after default, maturity, acceleration, termination of this Agreement, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.
          (c) Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall, in its sole discretion, apply and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.
     2.04 Payments.
          (a) The entire principal balance of the Term Loan, together with all unpaid accrued interest thereon, and any other Obligations, shall be due and payable on the Maturity Date.
          (b) Borrower may prepay the principal of the Loans by giving the Lender written notice of the proposed prepayment at least thirty (30) Business Days prior to such date.
     2.05 Use of Proceeds. The extension of credit under and proceeds of this Agreement shall be used, consistent with the Projected Cash Flow Statements and Section 5.04, for working capital, capital expenditures, debt service, expenses incurred by the Borrower in connection with the Merger Agreement and the approval and performance thereof, and general business purposes.
     2.06 Payment Fee. Borrowers shall pay to Lender a fee equal to 20% of the initial principal amount of the Term Loan upon the earlier of (i) the Maturity Date, (ii) the acceleration of the Obligations hereunder or (iii) any other payment of the Obligations hereunder; provided, however, upon the occurrence of a Piramal Default, the Borrowers shall not be obligated to pay the Payment Fee at any time.
     2.07 Escrow Account.
     (a) Upon the funding of the Term Loan hereunder three Business Days after the Closing Date, Lender shall fund the proceeds of the Term Loan into the Escrow Account. The proceeds of the Term Loan shall be disbursed from the Escrow Account in the same manner as from the Disbursement Account set forth in Section 5.06. Once the Disbursement Account has been opened in accordance with the terms hereof, including without limitation the requirements that (i) Lender has counter-signatory authority with respect to all disbursements out of such account and (ii) a fully executed Control Agreement with respect to such account shall be delivered to Lender, Lender shall cause the transfer of all proceeds of the Term Loan in the Escrow Account to the Disbursement Account, and thereinafter the proceeds of the Term Loan shall be maintained and disbursed in accordance with Section 5.06.
     (b) Lender shall not deliver to Citibank a Notice of Exclusive Control (as defined in the Escrow Agreement) unless a default or Event of Default shall have occurred under this or any of the Loan Documents.
ARTICLE 3
CLOSING AND CONDITIONS PRECEDENT
     Closing under this Agreement and the making of the Term Loan is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):
     3.01 Resolutions, Opinions, and Other Documents. Prior to the Closing, Borrower shall have delivered or cause to be delivered to Lender the following:
          (a) this Agreement and the Promissory Note (including an original signature page for Borrower);
          (b) each document and agreement required to be executed under any provision of this Agreement or any of the other Loan Documents;

          (c) certified copies of (i) resolutions of Borrower’s board of directors authorizing the execution of this Agreement, the Promissory Note, the other Loan Documents and each other document to which it is a party, required to be delivered by any Section hereof, (ii) the Borrower’s Organizational Documents and (iii) an officer and incumbency certificate;
          (d) the 2008 Projected Cash Flow Statements and the 2009 Projected Cash Flow Statements (attached hereto as Exhibit 3.01(d));
          (e) all other documents, information and reports required or requested to be executed and/or delivered by Borrower under any provision of this Agreement or any of the Loan Documents;
          (f) the Intercreditor Agreements between the Subordinated Noteholders and the Lender;
          (g) the Note Purchase Agreement;
          (h) the Security and Pledge Agreement;
          (i) a Mortgage filed on all real property owned by the Borrowers;
          (j) satisfactory evidence that the Escrow Account has been established
          (k) the Escrow Agreement;
          (l) an original stock certificate representing 100% of the issued and outstanding shares of Minrad Sub with an attached stock power executed in blank, and
          (m) evidence of the filing of UCC-3 terminations statements and other lien release agreements with respect to the UCC-1s and other liens set forth on Schedule 3.01(m).
     3.02 Absence of Certain Events. As of the Closing Date, no Event of Default shall have occurred and be continuing.
     3.03 Compliance with this Agreement. Borrower shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 5 and 6 hereof, which are required to be performed or complied with by Borrower before or at the Closing Date.
     3.04 Closing Certificate. Lender shall have received a certificate dated the Closing Date and signed by the chief operating officer or chief financial officer of Borrower certifying that all of the conditions specified in this Section have been fulfilled and that there has not occurred any Material Adverse Effect since December 31, 2007.
     3.05 Closing Date. Subject to the conditions of this Article 3, the Term Loan shall be made available three Business Days after the date (“Closing Date”) this Agreement is executed and all of the conditions contained in Article 3 hereof are completed (“Closing”).
     3.06 Non-Waiver of Rights. By completing the Closing hereunder, Lender does not thereby waive a breach of any warranty, representation or covenant made by Borrower hereunder or under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     To induce Lender to complete the Closing and make the Loans under this Agreement to Borrower, Borrower warrants and represents to Lender that:
     4.01 Validity.
          (a) Except as set forth on Schedule 4.01, the making and performance of this Agreement and related agreements, and each document required by any Section hereof will not violate (i) any law, government rule, regulation, order, judgment or award applicable to Borrower or its Property, (ii) any provision of Borrower’s Organizational Documents, or (iii) violate or result in a default (immediately, with the passage of time or with the giving of notice) under any contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. Borrower is not in violation of, nor has knowingly caused any other Person to violate any term of its Organizational Documents or minutes, which violation could reasonably be expected to cause a Material Adverse Effect.
          (b) Borrower has all requisite power and authority to enter into and perform this Agreement and the other Loan Documents and to incur the Obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.
          (c) This Agreement, the Promissory Note and the other Loan Documents required to be executed and delivered by Borrower hereunder, when delivered, will be valid and binding upon Borrower and enforceable in accordance with their respective terms.
     4.02 Governmental Consent. Neither the nature of Borrower or of Borrower’s business or Property, nor any relationship between Borrower and any other Person, nor any circumstance affecting Borrower in connection with the execution, issuance and/or delivery of this Agreement or the Promissory Note is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Borrower in connection with the execution and delivery of this Agreement or the issuance or delivery of the Promissory Note or other Loan Documents.
     4.03 Representations and Warranties under Merger Agreement. All of the representations and warranties under the Merger Agreement are true and correct in all material respects.
ARTICLE 5
AFFIRMATIVE COVENANTS
     Borrower covenants that until all of Borrower’s Obligations to Lender are paid and satisfied in full and this Agreement has been terminated:
     5.01 Financial and Business Information. Borrower shall deliver to Lender the following (in writing all to be in form and substance satisfactory to Lender):
          (a) Notice of Event of Default — promptly (but at least within 1 calendar day) upon becoming aware of the existence of any condition or event which constitutes an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

          (b) Notice of Claimed Default — promptly upon receipt by Borrower, a notice of default, oral or written, given to Borrower by any creditor for borrowed money in excess of $100,000;
          (c) Material Adverse Effect — promptly (and in any event within two Business Days) notify the Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     5.02 Inspection. Borrower will permit any of Lender’s officers or other representatives to visit and inspect Borrower’s location(s) during regular business hours to examine and audit all of such Borrower’s books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants and attorneys. Borrower shall pay to Lender all reasonable fees based on standard rates for such inspections plus out-of-pocket expenses payable monthly in arrears on the first day at the immediately successive calendar month at the inspection. All costs, fees and expenses incurred by Lender in connection with such inspections shall constitute expenses for purposes of this Agreement.
     5.03 Tax Returns and Reports. At Lender’s request from time to time, Borrower shall promptly furnish Lender with copies of any annual federal and state income tax returns, any other tax returns of Borrower or any other documents related to Taxes of the Borrower
     5.04 Compliance with Projected Cash Flow Statements.
     (a) Borrower shall be permitted to make only such disbursements of cash, operate its business and otherwise maintain cash inflows and outflows materially consistent with the Projected Cash Flow Statements.
     (b) Borrower shall deliver to Lender by the 1st and 16th of each calendar month prior to the Maturity Date statements of projected and actual cash flows prepared in accordance with GAAP and consistent with past practice for the prior month with a comparison to the Projected Cash Flow Statements previously delivered for such period.
     5.05 Compliance with Laws. Borrower agrees to comply with all Applicable Laws, and all orders of any federal, state or local legislative, administrative or judicial body or official, provided that Borrower may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which Lender determines will not materially and adversely effect Lender’s rights.
     5.06 Disbursement Account; Deposit Account Control Agreements.
     (a) Borrowers shall maintain the proceeds of the Term Loan in either the Escrow Account or the Disbursement Account and all disbursements made from such account shall be agreed to and countersigned by an authorized representative of Lender. Borrowers shall cause the Control Agreement and the counter-signatory instructions with respect to the Disbursement Account to remain in full force and effect until all Obligations hereunder are paid in full. On the Closing Date and on Monday of each week, Borrowers shall deliver to Lender an executed Draw Certificate (substantially in the form as attached hereto as Exhibit 5.06) ) which sets forth (i) a list of projected required disbursements for the next week specifying each projected payee and individual disbursement amounts for such payee and (ii) the aggregate amount of funds needed from the Disbursement Account or Escrow Account to be disbursed to the Cash Management Account or, with Piramal’s written consent, another deposit account. Lender shall review and approve the requested disbursements in its reasonable discretion; provided, however, that Lender shall not be obligated to approve any such disbursement in the event that (i) such projected disbursements are not materially consistent with the Projected Cash Flow Statements, (ii) an Event of Default has occurred and is continuing, or (iii) Borrowers shall not be in pro forma compliance with the covenants hereunder after giving effect to such disbursement. All disbursements from the Disbursement Account shall be made to the Cash Management Account or, with Piramal’s written consent, another deposit account. In no event shall Borrower initiate any disbursements from the Disbursement Account without the prior written consent of the Lender through the process set forth in this Section 5.06(a). All disbursements made by the Borrower in any given week shall be consistent with the projected disbursements set forth in the Draw Certificates delivered in each corresponding week.

     (b) Within 20 days from the Closing Date, Borrowers shall establish the Cash Management Account and deliver a fully executed Control Agreement related to such account. Once the Cash Management Account is established, Borrower shall maintain the Cash Management Account as their primary cash management account from which Borrowers shall make all disbursements to third parties. Once the Cash Management Account is established hereunder, on a daily basis, Borrowers shall cause all amounts in the Non-Controlled Accounts to be swept to the Cash Management Account.
     5.07 Reserved.
     5.08 PIDA and MELF Consents. Within 20 days from the Closing Date, Borrower shall have obtained and shall deliver to Lender the final executed consents to the transactions hereunder and the Merger from Pennsylvania Industrial Development Authority and the Department of Community Economic Development in for and substance satisfactory to Lender.
     5.09 UCC-3 Termination Statements and Other Lien Releases. Within 20 days from the Closing Date, Borrower shall have delivered to Lender evidence that the liens on the assets of Borrower filed by Daikan Chemical Europe GmbH shall have been released and UCC-3 termination statements filed. In addition, within 10 days from the Closing Date, Borrower shall have delivered to Lender evidence that the liens set forth in Schedule 5.09 shall have been released and all appropriate release documentation has been filed.
ARTICLE 6
NEGATIVE COVENANTS
     Borrower covenants that until all of Borrower’s Obligations to Lender are paid and satisfied in full and this Agreement has been terminated:
     6.01 Merger Agreement Covenants. Borrower shall comply with all covenants set forth in Section 6 of the Merger Agreement, including without limitation all limitations regarding the operation of the business set forth in Section 6.01.
     6.02 Transactions Between Borrowers. Minrad and Minrad Sub shall not (i) sell, assign or otherwise transfer any material assets to Minrad EU, (ii) merge or consolidate with Minrad EU, or (iii) engage in any transactions with Minrad EU that are not consistent with past practice in the ordinary course of business of the Borrowers as disclosed to Lender.
ARTICLE 7
DEFAULT
     7.01 Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and Lender shall thereupon have the option to declare the Obligations immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 7.01(c), (d) or (e) shall automatically cause an acceleration of the Obligations without notice or demand):
          (a) Payments. if Borrower fails to make any payment of principal, interest, or any other charges, fees, expenses or other monetary obligations owing to Lender, arising out of or incurred in connection with this Agreement on the date when such payment is due and payable and such failure continues for a period of three

(3) Business Days; provided, however, that the three (3) Business Day grace period shall not be applicable if such payments are due and payable due to maturity, acceleration or demand, whether following an Event of Default or otherwise;
          (b) Particular Covenant Defaults. if Borrower fails to perform, comply with or observe any covenant or undertaking contained in this Agreement or any other Loan Discount not otherwise described in this Section 7.01, and such failure continues for a period of five (5) Business Days after the earlier of Borrower becoming aware of such failure or Borrower receiving written notice of such failure; provided, however, that the five (5) Business Day grace period shall not be applicable to the failure to perform, comply with or observe the covenants set forth in Sections 5.04, 5.06 and 5.07);
          (c) Assignment for Benefit of Creditors, etc. if Borrower, or any of them, call a meeting of the creditors of Borrower for the purpose of compromising Borrower’s debts or obligations, or make or propose an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower which might materially and adversely affect such Person;
          (d) Bankruptcy, Dissolution, etc. upon the commencement of any action for the bankruptcy, insolvency, receivership, assignment for the benefit of creditors, dissolution or liquidation, or similar proceeding under any federal or state law, of Borrower or the commencement of any proceeding to avoid any transaction entered into by Borrower, or any of them, or the commencement of any case or proceeding for reorganization or liquidation of Borrower, or any of its debts under the United States Bankruptcy Code or any other state or federal law now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided, however, that Borrower shall have ten (10) days to contest such proceeding and thirty (30) days from the commencement of the action to obtain the dismissal or discharge of involuntary proceedings filed against Borrower, it being understood that during such ten (10) and thirty (30) day periods, respectively, Lender may seek adequate protection, stay relief, right to setoff or recoupment, and/or any other right or remedy deemed necessary in the sole discretion of Lender in any bankruptcy proceeding;
          (e) Receiver. upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for any of Borrower’s Property; or
          (f) Termination of Merger Agreement. if an event occurs which may give rise to the Purchaser’s option to terminate the Merger Agreement or the Merger Agreement is terminated by any party thereto.
     7.02 Cure. Prior to the termination of the Merger Agreement, in the event that the Borrower cures an Event of Default in a manner acceptable to Lender in its discretion, Lender shall accept such cure and the Event of Default shall be deemed waived by Lender as of the date of the acceptance of such cure. In the event the Merger Agreement is terminated, notwithstanding the foregoing sentence, nothing contained in this Agreement or the Loan Documents shall be deemed to compel Lender to accept a cure of any Event of Default hereunder.
     7.03 Rights and Remedies on Default.
          (a) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents, or otherwise available at law or in equity, upon or at any time after the occurrence of an Event of Default, Lender may, in its discretion, charge Borrower’s Default Rate on all then outstanding or thereafter incurred Obligations, unless such Event of Default is cured to Lender’s satisfaction or waived in accordance herewith.
          (b) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), Lender may, in its discretion, upon or at any time after the occurrence of an Event of Default, terminate this Agreement (it also being understood that the occurrence of any of the events or conditions set forth in Sections 7.01(i), (j) or (k) hereof shall automatically cause a termination of this Agreement without notice or demand).

          (c) Lender will be entitled to take any and all actions to enforce its claims against Borrower to recover the balance of the Indebtedness then due, including, without limitation, being entitled to pursue all remedies provided for by law, equity, or otherwise, and to exercise the warrants of attorney to confess judgment against Borrower contained in this Agreement or the other Loan Documents;
          (d) Lender will be entitled to take any and all actions permitted by this Agreement, the other Loan Documents, and/or by law, equity or otherwise.
     7.04 Nature of Remedies. All rights and remedies granted Lender hereunder and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, or any of them, at any time, under any agreement, with any available remedy and in any order.
ARTICLE 8
MISCELLANEOUS
     8.01 GOVERNING LAW. THIS AGREEMENT, AND ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND SHALL BE CONSTRUED WITHOUT THE AID OF ANY CANON, CUSTOM OR RULE OF LAW REQUIRING CONSTRUCTION AGAINST THE DRAFTSMAN.
     8.02 Integrated Agreement. The Promissory Note, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lender’s rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.
     8.03 Waiver and Indemnity.
          (a) No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Lender and then only to the extent specified.
          (b) Borrower releases and shall indemnify, defend and hold harmless Lender, and its respective officers, directors, employees, attorneys and agents (each, an “Indemnified Party”), of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, expenses and reasonable legal fees) of any kind or nature, which at any time may be imposed on, incurred by, or asserted against any Indemnified Party, resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) any environmental pollution, hazardous material or environmental clean-up and the Borrower’s off-site disposal practices; (iii) any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Borrower; (iv) otherwise relating to or arising out of the transactions contemplated by this Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto; (v) Borrower’s breach, or alleged breach, or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (vi) Borrower’s failure, or alleged failure, to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state or local, or court or administrative orders or decrees (including, without limitation, environmental laws, etc.), and all costs, expenses, fines, penalties or other damages resulting therefrom, unless resulting from acts or conduct of Lender constituting willful misconduct or gross negligence, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Agreement and the payment in full and satisfaction of the Obligations.
          (c) Lender shall not be liable for, and Borrower hereby agrees that Lender’s liability in the event of a breach by Lender of this Agreement shall be limited to Borrower’s direct damages suffered and shall not extend to, any consequential or incidental damages. In the event Borrower brings suit against Lender in connection with the transactions contemplated hereunder, and Lender is found not to be liable, Borrower shall indemnify and hold Lender harmless from all costs and expenses, including attorneys’ fees, incurred by Lender in connection with such suit.
     8.04 Time. Whenever Borrower or Lender shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.
     8.05 Notices.
          (a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person or if sent by telecopy or by nationally recognized overnight courier, or via first class, certified or registered mail, postage prepaid, to the address of such party set forth on the signature pages hereof, unless such address is changed by written notice hereunder;
          (b) Any notice sent by Lender or Borrower by any of the above methods shall be deemed to be given when so received; and
          (c) Lender shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer as being genuine and authorized.
     8.06 Survival. All warranties, representations, and covenants made by Borrower and/herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Lender, and shall survive the delivery to Lender of the Note, regardless of any investigation made by Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Lender shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided herein, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations are satisfied in full.
     8.07 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder.
     8.08 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.
     8.09 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.
     8.10 Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

     8.11 Waivers.
          (a) Borrower hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. Borrower hereby irrevocably, unconditionally and fully subordinate in favor of Lender, any and all rights it may have at any time (whether arising directly or indirectly, by operation of law or contract) to assert or receive payment on any claim against each other on account of payments made under this Agreement, including, without limitation, any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity. Borrower waives any event or circumstances which might constitute a legal or equitable defense of, or discharge of, Borrower. Furthermore, Borrower agrees that if any payment on the Obligations is recovered from or repaid by Lender in whole or in part in any bankruptcy, insolvency or similar proceeding instituted by or against Borrower, Borrower shall be obligated to the same extent as if the recovered or repaid payment had never been originally made on such Obligation. Borrower consents and agrees that Lender shall be under no obligation to marshal any assets or collateral in favor of Borrower or against or in payment of any or all of the Obligations.
          (b) Borrower hereby consents and agrees that Lender, at any time or from time to time in its discretion may: (i) settle, compromise or grant releases for liabilities of other Borrower, and/or any other Person or Persons liable for any Obligations, (ii) exchange, release, surrender, sell, subordinate or compromise any Collateral (as defined in the Security and Pledge Agreement) of any party now or hereafter securing any of the Obligations, and (iii) following an Event of Default, apply any and all payments received at any time against the Obligations in any order as Lender may determine; all of the foregoing in such manner and upon such terms as Lender may see fit, without notice to or further consent from such Borrower who hereby agrees and shall remain bound upon this Agreement notwithstanding any such action on Lender’s part.
          (c) The liability of Borrower hereunder is absolute and unconditional and shall not be reduced, impaired or affected in any way by reason of (i) any failure to obtain, retain or preserve, or the lack of prior enforcement of, any rights against any Person or Persons or in any Property, (ii) the invalidity or unenforceability of any Obligations, (iii) any failure, neglect or omission to obtain, perfect or retain any lien upon, protect, exercise rights against, or realize on, any Property of Borrower, or any other party securing the Obligations, or (iv) the commencement of any bankruptcy, reorganization, liquidation, dissolution or receivership proceeding or case filed by or against Borrower.
     8.12 CONSENT TO JURISDICTION. BORROWER AND LENDER HEREBY IRREVOCABLY CONSENT TO THE NONEXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN ANY AND ALL ACTIONS AND PROCEEDINGS WHETHER ARISING HEREUNDER OR UNDER ANY OTHER AGREEMENT OR UNDERTAKING. BORROWER WAIVES ANY OBJECTION TO IMPROPER VENUE AND FORUM NON-CONVENIENS TO PROCEEDINGS IN ANY SUCH COURT OR COURTS AND ALL RIGHTS TO TRANSFER FOR ANY REASON. BORROWER IRREVOCABLY AGREES TO SERVICE OF PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED TO THE ADDRESS OF THE APPROPRIATE PARTY SET FORTH HEREIN.
     8.13 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION COMMENCED BY OR AGAINST LENDER WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS, WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
     8.14 Assignment. So long as the Merger Agreement has not been terminated, Lender may not assign in whole or in part any or all of its rights and/or obligations herein to any other person, other than an assignment by Lender to an Affiliate of Lender or any assignment in part or in whole of its rights herein to another party as collateral security for Lender’s obligation(s) connection with a financing to fund the transactions contemplated by the Merger Agreement. Upon a termination of the Merger Agreement, Lender may, at its sole discretion, assign in whole or in part any and all of its rights and/or obligations herein to any other person, including but not limited to any assignment by Lender to an Affiliate of Lender or any assignment in part or in whole of its rights herein to another party as collateral security for Lender’s obligation(s) to such other party.

     8.15 Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written
BORROWER:

Address for notices to Borrower:		MINRAD INTERNATIONAL, INC.

Minrad International, Inc.
50 Cobham Drive
Orchard Park, NY 14226		By:	/s/ David DiGiacino

Attn:	Charles Trego		Name:	David DiGiacinto
	David DiGiacinto		Title:	President and Chief Operating Officer
Fax:	(716) 855-1068

MINRAD INC.		MINRAD INC.

Minrad International, Inc.
50 Cobham Drive
Orchard Park, NY 14226		By:	/s/ David DiGiacino

Attn:	Charles Trego		Name:	David DiGiacinto
	David DiGiacinto		Title:	President and Chief Operating Officer
Fax:	(716) 855-1068

With a copy to (which shall not constitute notice):

Hodgson Russ LLP
140 Pearl Street, Suite 100
Buffalo, NY 14202
Attn:	Robert B. Fleming, Jr., Esq.
Janet N. Gabel, Esq.
Fax:	(716) 840-0349

LENDER:

	Address for notices to Lender:	PIRAMAL HEALTHCARE, INC.

Madhu Nair
	Group President — Legal	By:	/s/ Murari Rajan

	Piramal Enterprises Ltd.		Name:	Murari Rajan
	D-Mart Bldg,		Title:	President
Mulund Goregaon Link Road
Mulund (West)
Mumbai 400080
Phone No. +91 22 39536930
Facsimile No. +91 22 39536940

With a copy to (which shall not constitute notice):

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville City Center
Nashville, TN 37219
Attn:	L. Hunter Rost
J. Kevin Kidd
Fax:	(615) 244-6804

ANNEX I
DEFINITIONS
          “2008 Projected Cash Flow Statements” means the projected cash flow statements prepared in accordance with GAAP for the period commencing November 21, 2008 through December 31, 2008 in form and substance acceptable to Lender in its reasonable discretion.
          “2009 Projected Cash Flow Statements” means the projected cash flow statements prepared in accordance with GAAP for the period commencing January 1, 2009 through the Maturity Date in form and substance acceptable to Lender in its reasonable discretion.
          “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of any material portion of the assets of, or at least 20% of the equity interest in, or businesses of, the Borrower pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions.
          “Advance” means the funding of a Loan.
          “Affiliate” means with respect to any Person (the “Specified Person”), (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, whether by way of equity ownership or through a management agreement and (b) any partner, director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a). For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, five percent (5%) or more of the Capital Stock of such Person. Notwithstanding the foregoing, Lender shall not be deemed to be an Affiliate of Borrower or any Affiliate thereof.
          “Applicable Law” shall mean, as to Borrower or its assets, any law, ordinance, policy, manual provision, administrative guidance, statute, rule or regulation, or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon Borrower or any of its assets, or to which Borrower or any of its assets is subject.
          “Authorized Officer” means any officer, member or partner of Borrower authorized by specific resolution of Borrower to request Loans as set forth in the incumbency certificate referred to in Section 3.01(d) of this Agreement.
          “Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York City, New York and Mumbai, India are permitted or required by law, executive order or governmental decree to remain closed or a day on which Lender is closed for business.
          “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such person.
          “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, units, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
          “Cash Management Account” means the deposit account in the name of Minrad maintained by Citibank or another bank satisfactory to Lender in its sole discretion which will be used by Minrad as its main cash management account for which Borrowers, Citibank and Lender have executed a Control Agreement with respect to such account.
          “Closing” has the meaning set forth in Section 3.05 hereof.
          “Closing Date” has the meaning set forth in Section 3.05 hereof.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Common Stock” has the meaning set forth in Section 2.07(a) hereof.
          “Control Agreement” means an agreement between the Borrowers, a financial institution at which any Borrower maintains a deposit, securities or similar account, and Lender, granting Lender control over such account(s) along with certain other rights, the terms of which are satisfactory to Lender in its sole discretion.
          “Controlled Accounts” means those deposit, securities and similar accounts of the Borrowers for which Borrowers, the financial institution maintaining such accounts and the Lender are parties to a fully enforceable Control Agreement.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default Rate” means ten percent (10%) above the Interest Rate otherwise applicable on the Loans.
          “Disbursement Account” means the deposit account in the name of Minrad maintained by Citibank or another bank satisfactory to Lender in its sole discretion for which (i) Lender shall have counter-signatory authority with respect to all disbursements out of such account and (ii) Borrowers, bank and Lender have executed a Control Agreement with respect to such account.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Sections 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “Escrow Account” means that certain escrow account held by Citibank in which the proceeds of the Term Loan shall be delivered by Lender after the Closing Date.
          “Event of Default” has the meaning set forth in Section 7.01 hereof.
          “Fixed Assets” means, as of any date of determination, plant, property and equipment of the Borrower on a consolidated basis on such day as determined in accordance with GAAP.
          “Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

               (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
               (b) all purchase money indebtedness;
               (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
               (d) the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
               (e) all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);
               (f) all indebtedness in respect of Capital Leases;
               (g) all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;
               (h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and
               (i) all guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person.
          “GAAP” means United States generally accepted accounting principles, consistently applied.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other person owned or controlled (through Capital Stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
          “Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any governmental entity presently in effect and applicable to such real property.
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness in accordance with GAAP:
               (a) all Funded Indebtedness; and
               (b) all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person.
          “Indemnified Party” has the meaning set forth in Section 8.03(b) hereof.
          “Initial Term” has the meaning set forth in Section 2.01(d) hereof.
          “Interest Rate” and “Interest Rates” has the meaning set forth in Section 2.02(a) hereof.

          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, or (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of determining covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
          “LIBOR Rate” means an annual rate equal to the greater of (i) three percent (3.00%) per annum or (ii), as a reference rate, the annual rate reported as the London Interbank Offer Rate applicable to six (6) month deposits of United States dollars as reported in the Money Rates Section of The Wall Street Journal on the date of determination. If The Wall Street Journal is not published on such Business Day or does not report such reference rate, such reference rate shall be as reported by such other publication or source as Lender may select.
          “Loan(s)” means the Term Loan.
          “Loan Documents” means this Agreement, the Promissory Note, the Control Agreements, the Security and Pledge Agreement, the Intercreditor Agreement, the Assignment, Assumption and Consent Agreement and any other agreements, instruments, documents and certificates delivered in connection with this Agreement, and expressly excluding the Merger Agreement.
          “Material Adverse Effect” shall mean (a) an effect that is a Material Advertise Effect as defined in the Merger Agreement; or (b) a material adverse effect upon the legality, validity or enforceability of any Loan Document or the legality, validity or enforcement of any liens related thereto.
          “Maturity Date” has the meaning set forth in Section 2.01(d) hereof.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-Controlled Accounts” means all those deposit, securities and similar accounts of the Borrowers which are not Controlled Accounts.
          “Note Purchase Agreement” means that certain Purchase and Sale Agreement by and between the Subordinated Noteholders, the Borrower and the Purchaser.
          “Obligations” means all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to Lender, by or from Borrower, or any of them, whether arising out of this Agreement or any other Loan Document or otherwise, including, without limitation, any overadvances on the Term Loan or other additional amounts funded by Lender to Borrower, all obligations to repay principal of and interest on all the Loans, and to pay interest, fees (including the Payment Fee), costs, charges, expenses, professional fees, and all sums chargeable to Borrower, or any of them, under the Loan Documents, whether or not evidenced by any note or other instrument.
          “Obligor” means the party primarily obligated to pay an Account.
          “Organizational Documents” means, (a) with respect to any corporation, the, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constituent documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

          “Payment Fee” has the meaning set forth in Section 2.06.
          “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
          “Permit” shall mean any permit, approval, authorization, license, accreditation, certification, provider or supplier number, registration, certificate of authority, certificate of need, certificate of reimbursement, variance, qualification, filing or consent required under any Applicable Law.
          “Person” means any individual, corporation, partnership, limited liability partnership, limited liability company, association, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof, or other entity.
          “Piramal Default” means (i) a breach by the Lender or Purchaser during the Relevant Period of any of their respective obligations under the Merger Agreement giving rise to Minrad’s right to terminate the Merger Agreement under Section 8.01(e) thereof, and such breach is not cured or waived, or (ii) failure by the Lender to purchase the Subordinated Notes in accordance with the Note Purchase Agreement.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Promissory Note” has the meaning set forth in Section 2.01(c) hereof.
          “Projected Cash Flow Statements” means the 2008 Projected Cash Flow Statements and the 2009 Projected Cash Flow Statements.
          “Property” means an interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
          “Relevant Period” means the period from the date hereof until the occurrence of the Termination Date under Section 8.01(c) of the Merger Agreement.
          “Subordinated Notes” means those certain Senior Secured Subordinated Notes issued pursuant to a Securities Purchase Agreement, dated as of May 6, 2008, by Minrad International, Inc. to UBS O’Connor LLC fbo O’Connor Pipes Corporate Strategies Master Limited, Aisling Capital II, LP, Portside Growth And Opportunity Fund, UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited, Highbridge International LLC, UBS O’Connor fbo O’Connor Global Convertible Arbitrage Master Limited and LBI Group Inc.
          “Subordinated Noteholders” means UBS O’Connor LLC fbo O’Connor Pipes Corporate Strategies Master Limited, Aisling Capital II, LP, UBS O’Connor fbo O’Connor Global Convertible Arbitrage Master Limited UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited, Portside Growth And Opportunity Fund, Highbridge International LLC and LBI Group Inc.
          “Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which fifty-one percent (51%) of the Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Taxes” shall mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and including liabilities under escheat, unclaimed property laws or similar laws, and the term “Tax” means any of the foregoing taxes.
          “Term Loan” has the meaning set forth in Section 2.01(a).

EXHIBIT 5.06
DRAW CERTIFICATE
[Account Officer Name/Title]
Citibank, N.A. Agency & Trust
388 Greenwich Street, 14th Floor
New York, New York 10013
     Pursuant to Section 5.06 of the Senior Credit Agreement, dated as of December 22, 2008, among Minrad International, Inc., a Delaware corporation (“Minrad”), Minrad Inc., a Delaware corporation (“Minrad Sub,” and collectively with Minrad, the “Borrower”) and Piramal Healthcare, Inc., a Delaware corporation (the “Lender”), the undersigned [chief operating officer / chief financial officer / treasurer] of Borrower hereby certifies the following:
     (i) attached hereto is a list of projected required disbursements for the next week specifying each projected individual payee and individual disbursement amounts (“Projected Disbursements”);
     (ii) the Projected Disbursements are not materially inconsistent with the Projected Cash Flow Statements;
     (iii) no default or Event of Default has occurred and is continuing; and
     (iv) Borrowers shall be in pro forma compliance with the covenants hereunder after giving effect to the Projected Disbursements.
     Based upon the Projected Disbursements, Borrower hereby requests the transfer of $                      from the Disbursement Account into the Cash Management Account.

MINRAD INTERNATIONAL, INC.
By:
Name:
Title:

MINRAD INC.
By:
Name:
Title: